Exhibit 99.1

Revance Appoints Industry Leader Julian S. Gangolli to its Board of Directors

NEWARK, Calif., July 5, 2016 - Revance Therapeutics, Inc. (NASDAQ: RVNC), a biotechnology company developing botulinum toxin products for use in aesthetic and therapeutic indications, today announced that Julian S. Gangolli, President, North America, of GW Pharmaceuticals plc, has been elected to Revance’s Board of Directors and will serve as a member of the Audit Committee, effective July 1, 2016.

Mr. Gangolli brings over two decades of senior management experience building and running operations and product commercialization for leading biopharma firms. He was a member of the executive management team that transformed Allergan into one of the leading global specialty pharmaceutical companies.
“We are thrilled to add Julian Gangolli to our Board of Directors. Julian has a distinguished track record successfully overseeing product and brand strategy, commercialization campaigns and business development activities in specialties such as dermatology, neurology, and ophthalmology,” said Dan Browne, President and Chief Executive Officer at Revance. “Julian had direct involvement in the extraordinary growth of the botulinum toxin market. He will be invaluable as we continue to progress toward regulatory approval and commercialization of RT002 injectable, our novel neurotoxin product candidate, and further expand our pipeline into a variety of therapeutic areas.”
“I am delighted to work with the Board and Revance’s executive team to develop and commercialize the first truly novel botulinum toxin platform in nearly three decades,” said Mr. Gangolli. “I believe the company’s focus on new botulinum toxin formulations, with truly differentiated properties to treat existing and new indications, has the potential to position Revance to become a market leader in neuromodulation. I look forward to being part of the company’s success.”
Mr. Gangolli is President, North America of GW Pharmaceuticals, spearheading the buildout of the company’s U.S. commercial infrastructure in advance of the potential launch of its lead therapeutic candidate, Epidiolex® (cannabidiol or CBD), which is in late-stage development for diverse indications. Prior to joining GW Pharma, Mr. Gangolli served as President of the North American Pharmaceutical division of Allergan Inc. for 11 years, where he was responsible for a 1,400 person integrated commercial operation with sales exceeding $3.8 billion in 2014. Previously, he served as Senior Vice President, U.S. Eye Care at Allergan, during which time this division launched eight new products, helping to propel growth at more than 20% a year over a 5‐year period. Prior to Allergan, Mr. Gangolli served as Vice President, Sales and Marketing at VIVUS, Inc., where he facilitated the successful transition of the company from a research and development start-up into a niche pharmaceutical company. Before VIVUS, Mr. Gangolli served in a number of increasingly senior marketing roles at Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd in the UK. Mr. Gangolli received a BSc (Honors) degree in Applied Chemistry and Business Studies from Kingston University in England.
Concurrent with Mr. Gangolli’s appointment, James Glasheen, Ph.D., will step down from the Revance Board of Directors. "Since joining our board in 2004, Jim has been a valued advisor, seeing us from our early development phase, through the initial public offering and now into late-stage development of our neurotoxin," said Browne. “Through Technology Partners, Jim was an important early investor in the company and is now making a natural transition to other venture opportunities. We appreciate the strategic guidance and financial acumen he brought to our Audit Committee and boardroom and thank him for his many years of contributions."
About Revance Therapeutics, Inc.
Revance, a Silicon Valley-based biotechnology company, is committed to the advancement of remarkable science. The company is developing a portfolio of products for aesthetic medicine and underserved therapeutic specialties, including dermatology and neurology. Revance’s trajectory to commercial success begins with the company’s novel and proprietary TransMTS® carrier-peptide delivery system applied to botulinum toxin. Revance is developing daxibotulinumtoxinA, the company’s highly purified botulinum toxin, for a broad spectrum of aesthetic and therapeutic indications, including facial wrinkles and muscle movement disorders.

The company holds worldwide rights for all indications of DaxibotulinumtoxinA Topical Gel (RT001), DaxibotulinumtoxinA for Injection (RT002) and the TransMTS technology platform. Beyond botulinum toxin, Revance believes the TransMTS technology can be applied to transdermal, mid-dermal, or deep tissue delivery of a variety of other macromolecules. More information on Revance can be found at www.revance.com.

"Revance Therapeutics", TransMTS®, “Remarkable Science Changes Everything”, and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to: statements about our business strategy, our investigational drug product candidates, expected efficacy of our drug product candidates, clinical development, timeline and other goals and market for our anticipated products, plans and prospects and statements about potential benefits of our drug product candidates and our technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance's periodic filings with the Securities and Exchange Commission (the "SEC"), including factors described in the section entitled "Risk Factors" of our quarterly report on Form 10-Q filed on May 10, 2016. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contacts
Investors:
Revance Therapeutics
Jeanie Herbert
(714) 325-3584
jherbert@revance.com

Burns McClellan
Ami Bavishi
(212) 213-0006
abavishi@burnsmc.com

Trade Media:
Nadine Tosk
(504) 453-8344
nadinepr@gmail.com

Source: Revance Therapeutics, Inc.